EXHIBIT 3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of November 18, 1998
(this "First Supplemental Indenture") among Jefferson Smurfit
Corporation, a Delaware corporation ("JSC"), Stone Container
Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

WITNESSETH

WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of February 15, 1992 (the "Indenture"), pursuant to which the Company has issued 6 3/4% Convertible Subordinated Debentures due February 15, 2007 (the "Securities");

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger dated as of May 10, 1998, as amended, among the Company, JSC and JSC Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of JSC ("Merger Sub"), (i) Merger Sub is being merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and (ii) each outstanding share of common stock, par value $0.01 per share, of the Company ("Common Stock") (other than shares of Common Stock owned by JSC or any wholly owned subsidiary of JSC, or shares of Common Stock owned by the Company as treasury stock) is being converted into 0.99 of a share of common stock, par value $0.01 per share, of JSC ("JSC Common Stock");

WHEREAS, the Company has delivered to the Trustee, pursuant to
Section 7.01 of the Indenture, an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this First Supplemental Indenture comply with Article 7 of the Indenture and that all conditions precedent in the Indenture relating to the Merger have been complied with;

WHEREAS, Section 4.12 of the Indenture provides, among other things, that in the case of any merger of the Company with another Person, the Company shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right to convert such Security into the kind and amount of shares of stock or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such Security might have been converted immediately prior to such merger;

WHEREAS, Section 11.01 of the Indenture permits the Company and the Trustee, at any time and from time to time, without notice to or the consent of any Holders of Securities, to enter into one or more supplemental indentures for the purpose of making provisions with respect to matters arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of the Securities in any material respect; and

WHEREAS, JSC and the Company have requested that the Trustee execute and deliver this First Supplemental Indenture pursuant to Section
11.01 of the Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects by each of JSC and the Company;

NOW, THEREFORE, JSC, the Company and the Trustee covenant and agree as follows:

ARTICLE 1

AUTHORIZATION; DEFINITIONS

SECTION 1.01. First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Sections 4.12 and 11.01 of, the Indenture, and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

SECTION 1.02.  Definitions.  Except as expressly provided in Section
2.01 of this First Supplemental Indenture below and unless the context shall otherwise require, all terms which are defined in Section 1.01 of the Indenture shall have the same meanings, respectively, in this First Supplemental Indenture as such terms are given in said Section
1.01 of the Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

SECTION 2.01.  Amendments to Section 1.01 of the Indenture.  (a)
Section 1.01 of the Indenture is hereby amended by inserting the following new definitions:

"First Supplemental Indenture" means the First Supplemental Indenture dated as of November 18, 1998 among the Company, JSC and the Trustee to the Indenture.

"JSC" means Jefferson Smurfit Corporation, a Delaware corporation.

"Successor Issuer" has the meaning specified in Section 4.14 of the Indenture, as amended by the First Supplemental Indenture.

"Successor Securities" has the meaning specified in Section 4.14 of the Indenture, as amended by the First Supplemental Indenture.

	(b) 	The defined terms "Board of Directors," "Common Stock,"
"Officer," "Officers' Certificate," "Opinion of Counsel," "Senior Indebtedness" and "Subsidiary" are hereby amended by adding the words "or any Successor Issuer, as applicable" after the words "the Company" in each place they appear in such defined terms.

SECTION 2.02.  Amendments to Article 11 of the Indenture.  (a) Section
11.01 of the Indenture is hereby amended by adding the words "any
Successor Issuer," after the words "the Company."

(b)Section 11.02 of the Indenture is hereby amended by adding the words ", any Successor Issuer" after the words "the Company" in the first sentence of such Section.

(c)Section 11.02 of the Indenture is hereby further amended by adding the words "or any Successor Issuer" after the words "the
Company" in the second sentence of such Section.

SECTION 2.03.  Amendments to Article 4.  (a) Article 4 of the
Indenture is hereby amended by adding the following new section after
Section 4.13:

Section 4.14.	Additional Conversion Adjustments.

From and after the time the Holder of any Security then outstanding that is convertible into Common Stock shall have the right in accordance with Section 4.12 of this Indenture to convert such Security into securities (the "Successor Securities") of any Person other than the Company (a "Successor Issuer"), all references in this Article 4 to the words "the Company" shall for all purposes of this Indenture and such Security be deemed to be references to the Successor Issuer and all references in this Article 4 to the words "Common Stock" or "shares of Common Stock" shall for all purposes of this Indenture and such Security be deemed to be references to the Successor Securities; provided, however, the foregoing shall not apply (i) to the reference to "the Company" in the parenthetical contained in the first sentence of Section 4.01 of this Indenture, (ii) to the reference to "the Company" in the last sentence of the third paragraph of Section 4.02 of this Indenture or
(iii) to the reference to "the Company" in the ninth line of the first paragraph of Section 4.12.

(b)The first paragraph of Section 4.12 of the Indenture is hereby amended by adding the words "and JSC" after the words "or such successor or purchasing corporation, as the case may be" in the ninth line of such Section.

ARTICLE 3

CONVERSION

SECTION 3.01. Conversion of Securities. In accordance with the provisions of Section 4.12 of the Indenture, following the Merger, a Holder of a Security shall have the right to convert such Security into shares of JSC Common Stock at a price of $34.28 per share (the "Adjusted Conversion Price").

SECTION 3.02. Certain Adjustments. In accordance with the provisions of Section 4.12 of the Indenture, following the Merger, upon the occurrence of an event with respect to JSC which would have required an adjustment to the Conversion Price pursuant to Article 4 of the Indenture if such event had occurred with respect to the Company prior to the Merger, the Adjusted Conversion Price shall be adjusted in a manner as nearly equivalent as may be practicable to the adjustment to the Conversion Price which would have been required pursuant to
Article 4 of the Indenture if such event had occurred with respect to the Company prior to the Merger.



ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Confirmation of Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

SECTION 4.02. Concerning the Trustee. The Trustee accepts the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the First Supplemental Indenture or the due execution hereof by the Company or JSC or for or in respect of the recitals contained herein, all of which are made by the Company and JSC solely.

SECTION 4.03. Governing Law. This First Supplemental Indenture, the Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

SECTION 4.04. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 4.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 4.06. Effectiveness. This First Supplemental Indenture shall become effective upon the effectiveness of the Merger.


IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.


JEFFERSON SMURFIT CORPORATION


By:_/s/ Patrick J. Moore________________
      Name: Patrick J. Moore
      Title:   Vice President and Chief Financial
		       Officer


STONE CONTAINER CORPORATION


By:_/s/ Roger W. Stone________________
      Name: Roger W. Stone
      Title:   Chairman of the Board, President
      and Chief Executive Officer


THE BANK OF NEW YORK, AS TRUSTEE


By:_/s/ Mary LaGumina_______________
      Name: Mary LaGumina
      Title: